Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Cellectis S.A. for the registration of an indeterminate number of ordinary shares, preferred shares and warrants, and to the incorporation by reference therein of our report dated March 21, 2016, with respect to the consolidated financial statements of Cellectis S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

ERNST & YOUNG et Autres

/s/ Franck Sebag

Paris La Defense, France

May 6, 2016